First Quarter 2007 Earnings
Conference Call
February 2, 2007

Pat Davidson

Thank you and good morning. Earlier today we published our first quarter results for fiscal 2007. A copy of the release is available on our website at www.oshkoshtruckcorporation.com. Today’s call is being broadcast live via the Internet at our website and is accompanied by a slide presentation, also available on our website. Later today, an audio replay of this call will be posted to the site. The replay and slide presentation will be available on the web for approximately 12 months. Please now refer to slide 2 of that slide presentation and read it at your convenience.

Our remarks that follow, including answers to your questions, include statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements are subject to risks that could cause actual results to be materially different. Those risks include, among others, matters that we have described in our Form 8-K filed with the SEC this morning and other filings we make with the SEC. Except as described in the Form 8-K, we disclaim any obligation to update these forward looking statements, which may not be updated until our next quarterly earnings conference call, if at all.

Occasionally today, we will refer to “previous estimates.” We made such estimates during our fourth quarter earnings conference call on October 31, 2006, except for references to previous estimates of earnings per share which refer to adjusted estimates reported in a December 6, 2006 press release announcing the closing of the acquisition of JLG Industries, Inc. (“JLG”).

Presenting today are Bob Bohn, Chairman, President and Chief Executive Officer of Oshkosh Truck and Charlie Szews, Executive Vice President and Chief Financial Officer of Oshkosh Truck and President of our subsidiary, JLG.

Let’s get started by turning to slide 3 and I’ll hand it over to Bob.

Bob Bohn

Thank you, Pat. Good morning everyone and thank you for joining us.

Oshkosh Q1 2007 Highlights

This was a very significant and special quarter for us as we closed on the largest single acquisition in this Company’s great history. It represents an important piece of our continuing growth strategy. Later, we’ll talk more about the acquisition of JLG, but I can tell you that I am very happy with the initial results and teamwork that we are seeing as we progress on the integration. The teams are off to a great start.

For the quarter, we were able to outperform the expectations that we set out for ourselves in our last conference call with you back on October 31st and as modified in our press release to announce the closing of the acquisition of JLG.

I want to salute everyone who contributed to our first ever $1 billion quarter. Our revenues were up 27.4% to $1.01 billion. We expect to surpass this level each quarter going forward.

Our operating income declined slightly to $83.6 million, or down 3.9%. This performance is $0.15 better than the high end of our updated earnings guidance issued on December 6th to reflect the acquisition of JLG.

Earnings per share came in at $0.55, or 23.6% lower than in last year’s first quarter. We reflected in our December 6th press release that we expected the JLG acquisition to reduce earnings in the quarter by about $0.15 per share, and in fact it was about $0.13 dilutive for the quarter. This was due to charges relating to purchase accounting adjustments and a very short period of time for JLG to ship products during the quarter, as we owned them for just more than 2 weeks worth of shipping days, just ahead of the holidays. Charlie will talk in more detail about this later.

We remain confident in JLG’s business and expect it to be accretive in 2007, despite the EPS dilution in the first quarter. In fact, we are raising our guidance range by $0.10 for the fiscal year to a range of $3.15 to $3.25 to reflect the expected accretion from the JLG acquisition in fiscal 2007. In fiscal 2008, we expect the acquisition will be much more accretive to earnings.

I would also like to point out that the First Call mean for our first quarter earnings did not include the impact of JLG for the quarter. Most of the sellside analysts surveyed by First Call did not include the expected impact from JLG in their first quarter estimates. So, the $0.13 dilution must be considered when comparing our earnings to such estimates. If we were to eliminate the JLG dilution effect, we would be announcing a first quarter EPS figure that is $0.13 higher today. But we didn’t buy JLG for today, we bought it for tomorrow, next week, next year and the next 10 years. We bought an exceptional company for the future and we are excited about that future.

Before I speak in detail on JLG, let me first review the highlights from our historic three business segments.

Please turn to slide 4.

Defense

As we told you on the last call, we anticipated that the timing of some contracts and delivery schedules would cause our first quarter defense results to be down compared with last year’s first quarter. This was indeed the case; however, our outlook is strong with significant funding for Oshkosh in the 2007 federal budget and supplemental bill, and in recent disclosures by the executive branch for proposed supplemental funding requirements in the spring of 2007. We expect that contract requirements that could come from this would mostly impact our fiscal 2008 and 2009 years.

Getting back to 2007, while the first quarter was weaker for defense, we expect that the back half of the year will be up sharply. As a result, we are hiring employees in Oshkosh and gradually increasing daily defense truck production in the second half of fiscal 2007. Daily production should peak at about 35% higher than today’s levels. This, based on the expected additional funding, should drive stronger growth in the second half of fiscal 2007.

Remanufacturing, which was incredibly strong in the first quarter of fiscal 2006, was lower in this year’s first quarter. We expect remanufacturing activity to pick up in the second half of the fiscal year. Likewise, we anticipate the parts and service business will begin to pick up, but we do expect it to be down for full fiscal year 2007 compared to last year.

We submitted a proposal on the U.S. Marine Corps MRAP program. MRAP stands for Mine Resistant Ambush Protected and is a transport vehicle for the Marines to use in the theater of operations. Our proposal was based on the Bushmaster design. We are one of several companies that received small initial awards under the MRAP competition. We are building four prototype vehicles that will be tested by the U.S. Marine Corps over the next few months. The bid process will be very competitive, but we are hopeful about this potential opportunity.

Please turn to slide 5.

Fire & Emergency

Pierce has begun fiscal 2007 with a strong start as the success of our $18.5 million investment to expand and improve the production flow in our Industrial Park Plant at Pierce was evident in our strong fire apparatus deliveries.

The two new custom fire chassis we introduced this past September at the Fire-Rescue International show, the Velocity™ and the Impel™, have generated a lot of interest, and we have been accepting orders for them. We expect to begin delivering the models in our fiscal fourth quarter.

Before I leave our fire and emergency segment, I want to mention the performance of Oshkosh Specialty Vehicles. In addition to strong sales that we enjoyed in the first quarter, we have made some changes. We have renamed and rebranded this recent acquisition as Oshkosh Specialty Vehicles from AK Specialty Vehicles. This allows us to leverage Oshkosh’s strong reputation and brand equity among this subsidiary’s specialized end markets. The integration of OSV is continuing and we are happy with the progress.

Please turn to slide 6.

Commercial

As expected, the rush to purchase products with 2006 engines ahead of the changes in emissions standards in calendar 2007 pulled forward many purchases. We are also continuing to feel the benefits of our many lean activities in the improvement of our operations.

We continue to work hard at our European subsidiary, the Geesink Norba Group, to improve operations, but are still facing some challenges with weaker demand in the UK, chassis supply issues in France and some market share losses that led us to report an operating loss in this business in the first quarter. Orders for our second quarter look better and we expect to be profitable then. Improving our cost structure continues to be a major area of focus for us in this business and we are making progress.

We are realizing synergies with our IMT acquisition and are pleased with the progress of our integration work.

We are happy to have completed the final phase of our ERP installation at McNeilus. This was a very substantial challenge. I congratulate Mike Wuest and his staff for strong execution on an initiative that we expect to further contribute to our ability to execute at McNeilus.

Please turn to slide 7.

Strategic Rationale for JLG

Following that brief run through of our traditional business segments, now let’s talk about our newest company, JLG Industries. As I have told many of you listening right now, we think this is a great company and we expect that it will contribute strongly to our success going forward.

We bought JLG because of its market leadership, outstanding products and strong future prospects as the world leader in aerial work platforms and telehandlers. JLG will help us to achieve our objectives of:

•	An annual sales growth rate of at least 15%,
•	Diversification of our business offerings which complement our growing defense business,
•	Scale in procurement, technology and in global reach,
•	And finally, we believe it will achieve our longstanding criteria for acquisitions by contributing to earnings accretion in its first full year of Oshkosh ownership.

Please turn to slide 8.

JLG Meeting Expectations

Let’s talk about how we see JLG in our first month and a half of ownership.

We have had some productive meetings and contract signings with our key customers. We have also been able to work effectively with our sales force and customer base in implementing annual price increases. This is not insignificant as it requires strong communication and a strong value proposition, which JLG offers. We expect the mix of product to include a stronger percentage of aerial work platforms, as that market continues to stay hot. We do not believe that telehandler sales, which track more than aerial work platforms with the residential construction market, will be as strong as aerial work platform sales in 2007.

We are also beginning to realize scale in our purchasing and service operations that was a key driver for Oshkosh’s acquisition of JLG. And our similar cultures are permitting our integration teams to make solid progress against their 100 day goals. To go into the integration a little more, I’m going to turn it over to my partner Charlie, who is leading the activities as president of JLG while also retaining his responsibilities as the CFO of Oshkosh Truck.

Please turn to slide 9.

Integration Activities

Thanks Bob. It’s been a great start to the integration of JLG with the formation of our value creation and back office teams. These teams are comprised of individuals from both JLG and Oshkosh, who are in influential and leadership positions. I am very happy with the cooperation from all parties involved, which is attributable to the common corporate culture that we share. Both JLG and Oshkosh are known for pioneering performance enhancing product features for their customers. We deliver premium, high quality products and then provide superior aftermarket support. And, we do it all with high integrity. That common focus has made the integration much easier.

We’ve retained the key executives that have driven the success of JLG and augmented that team in select areas to move JLG forward. This team has been and will continue to be essential as we work towards delivering on the targets of our 100 day goals.

We have created focus for management and our integration teams to drive forward to achieve our growth objectives, and while we are not going to disclose them at this time, we believe we have assembled the team and resources needed to achieve those goals.

Regarding the synergies that we targeted for fiscal 2007, leveraging procurement and G&A costs, we have already taken the actions we expect are necessary to achieve those targets.

Now, please turn to slide 10.

Driving JLG Forward

As we continue to develop and enhance our knowledge of the JLG market segments, we will run this company as a growth business just as we have run Oshkosh for the last decade. Delivering strong value to our customers is our number one integration priority. If we do that, we expect growth and synergy achievement to follow. As such, Bob and I personally have been, and will continue, meeting with customers on an on-going basis. And, we will make changes over time that further improve our customers’ experiences with JLG.

In addition, we expect to deliver against sales, earnings and synergies targets for 2007 and 2008. We will create velocity in our drive to achieve our 100 day goals, and we will do this while building on a strong foundation and implementing best practices throughout the Company.

With our combination of organic and acquired growth, we have been successful over the past decade and we are confident in our ability to build on that success with JLG as an Oshkosh company.

Consolidated Results

Now, please turn to slide 11 and I’ll put my CFO hat back on and talk about the quarter from an Oshkosh perspective. Consolidated net sales of $1.01 billion were up 27.4%. Access equipment contributed sales of $117.7 million, which helped to offset an anticipated decline in defense revenues, which was communicated during last quarter’s conference call. Operating income was down 3.9% and EPS followed with $0.55, or a 23.6% decline. This was primarily due to the slow start in the defense business in the first quarter and the $0.13 dilution from the JLG acquisition. It is important to note, however, that we believe that JLG will be about $0.10 accretive to earnings for the fiscal year.

Corporate operating expenses rose $3.9 million to $18.7 million in the first quarter of fiscal 2007 compared to the first quarter of fiscal 2006 largely due to higher professional services and JLG integration costs.

The effective income tax rate decreased to 36.0% for the first quarter of fiscal 2007 due to tax benefits associated with the acquisition of JLG and the reinstatement of the federal research and development tax credit.

As Bob mentioned earlier, we did see some very strong performance in our fire and emergency and commercial segments, notably from the Pierce and McNeilus companies.

Let’s look more closely into segment performance.

Please turn to slide 12.

Access Equipment

As Bob mentioned, acquiring JLG on December 6th meant that we incurred about three and a half weeks of costs and interest expense that matched against less than two weeks of shipments totaling $117.7 million. The shipping period was lower due to a holiday shutdown. Considering both the operating income in the business of $2.4 million (which reflected $7.3 million of purchase accounting adjustments) and $18 million of interest costs, JLG was $0.13 dilutive to the first quarter. This was $0.02 better than we projected in our December 6th guidance update and, as I mentioned earlier, we believe JLG will be accretive for the full year.

The backlog for access equipment was $1.18 billion, which was up 8.7% compared to December 31, 2005. This increase was driven primarily by a stronger market in Europe.

Please turn to slide 13.

Defense

Defense continues to be a solid business, but the timing of shipments and planned deliveries is not always smooth. We had lower remanufacturing, armor and service sales during the quarter, but we do expect sales to pick up in the back half of the fiscal year. Net sales were down 14.2%, while operating income was down 24.8%.

Furthermore, while we expect recent supplemental funding requests to yield large orders for our defense products, not all of the business is yet under contract. The renewal of our Family of Heavy Tactical Vehicle (FHTV) contract was delayed past December 31st, which adversely impacted the backlog this quarter. Consequently, backlog was down 15.9% compared to December 31, 2005 but it should rise in coming quarters.

Please turn to slide 14.

Fire & Emergency

Turning to fire and emergency, we saw sales increase 22.9% and operating income rise 17.3%, led by strong performances from Pierce, Airport Products and JerrDan, and aided by $28.7 million of sales from Oshkosh Specialty Vehicles, which is new this year as a recent acquisition. These results offset lower sales at our international fire apparatus business in Italy. Margins were slightly lower due to operating losses at the Company’s domestic ambulance and international fire apparatus businesses offset by improved margins at Pierce, our domestic fire apparatus business. We have now stabilized the ambulance business following the unfortunate misstatement corrections in the fourth quarter and that business should improve going forward. We believe that we now have adequate controls in place for our ambulance business. The backlog for the fire and emergency segment was up 24.9% compared to December 31, 2005. Backlog for businesses other than Oshkosh Specialty Vehicles rose 16.5% compared to December 31, 2005.

Please turn to slide 15.

Commercial

Wrapping it up with the commercial segment, we experienced strong sales in the U.S., with our McNeilus subsidiary. This led to a 44.2% rise in segment sales for the quarter. Pricing and operations initiatives continue to support our improved performance as we successfully executed under Mike Wuest and his team.

As anticipated last quarter, the Geesink Norba Group experienced a pause in its recovery due to the reasons that Bob discussed earlier and incurred a $4.2 million operating loss in the quarter. We continue to believe that we are positioning the Geesink Norba Group for improved results and we expect that the trend of better performance that began from the fourth quarter of fiscal 2005 through the third quarter of fiscal 2006 will resume in the second quarter of fiscal 2007.

We also observed a strong quarter from IMT, which became part of the Oshkosh family in the fourth quarter of fiscal 2006. IMT’s revenues for this first quarter in 2007 were $27.6 million, with an equally impressive contribution in operating income of $3.6 million.

Overall, commercial segment operating income rose 150.3% to $20.8 million, or 6.5% of sales. This performance puts us on target to achieve our performance expectations for this segment this year.

I should remind you again; however, that we attribute much of the strength in our commercial segment in the first quarter to customers pulling forward their orders ahead of the EPA’s changes in diesel engine emissions standards for 2007. In general, we expect that our McNeilus concrete placement and refuse business revenues will remain strong during the next quarter, but decline in the back half of fiscal 2007 as we deplete our inventory of chassis with 2006 engines.

Finally, the backlog for the commercial segment was up 3.0% compared to December 31, 2005, entirely due to the addition of IMT.

Oshkosh Fiscal 2007 Estimates

Please turn to slide 16 and we will talk about updates to our guidance for the full fiscal year, 2007. We expect revenues for the entire corporation to grow a range of $6.05 to $6.15 billion. This breaks down by segment in the following manner:

Based on our expectations for the worldwide markets and our order book, we expect access equipment sales to be in a range of $2.3 to $2.4 billion.

We expect our defense sales to pick up sharply in the back half of the year and grow by approximately $150 to $200 million for the year.

We are positive on our outlook for our fire and emergency business, which we believe will grow sales by 20 to 25% from its 2006 level, including an additional $110 million from Oshkosh Specialty Vehicles.

Finally, we anticipate commercial sales being slightly down for the year, which is a modest change from our previous guidance where we stated that commercial would be flat. We expect the acquisition of IMT to add an incremental $90 million of sales to fiscal 2007.

Oshkosh Fiscal 2007 Estimates

Turning to slide 17, we expect our consolidated operating income to approximate $582 to $594 million in fiscal 2007, which is an increase of approximately 80% compared to fiscal 2006. We expect access equipment margins to approximate 9.5%, including purchase accounting charges totaling about $63 — $65 million. We expect margins in defense to decline by 50 to 100 basis points rather than our previous estimate of flat margins. This change reflects an unfavorable product mix shift for the year. We believe that fire and emergency margins will increase slightly, by about 50 basis points, driven by strong performance at Pierce. We believe that commercial margins will increase by approximately 100 basis points, as price increases and lean activities continue to improve operating results.

Oshkosh Fiscal 2007 Estimates

Slide 18 takes care of some housekeeping by providing additional estimates of interest expense, taxes and other areas. We are estimating interest expense and other expense to be in the range of $215 to $220 million, based on a projected weighted average interest rate of between 7.1% and 7.2%. We recently completed an interest rate swap that effectively fixes the interest rate on $2.5 billion of debt in fiscal 2007.

We are estimating a lower tax rate for the year at 36.0%, which is a bit less than the 37% we estimated back in October during the call. The decrease reflects the impact of the JLG acquisition and the reinstatement of the federal research and development tax credit.

Please turn to slide 19.

Oshkosh Fiscal 2007 Estimates

So, to wrap up, we are still looking at a full year in which we expect EPS to be modestly higher than originally expected at $3.15 — $3.25 per share, due to the $0.10 per share accretive performance we expect from JLG. We have the opportunity for a very good financial performance in fiscal 2007 but we also face challenges in some of our businesses. We believe our estimates are realistic until we see more clarity in the direction of the economy during our fiscal 2007.

We are initiating our second quarter EPS guidance with a range of $0.50 to $0.57. This range is lower than last year’s $0.67 in the second quarter and is driven by a shift in defense revenues from the first half to the second half of the fiscal year. Also, we expect JLG to be dilutive to second quarter earnings by approximately $0.10 — $0.15 per share due in part to one time inventory revaluation charges. We expect JLG to be accretive to Oshkosh’s earnings beginning in the third fiscal quarter as well as for the fiscal year.

Capital spending changes to no more than $105 million for the full year to reflect the acquisition of JLG and we expect to be carrying debt of between $3.1 and $3.2 billion at year-end to reflect the impact of the JLG acquisition.

With that I will turn it back over to Bob.

The Power of Big Ideas

We have begun the journey that we described to you as our vision back in October 2006, when we announced our intention to acquire JLG as a new business segment for Oshkosh Truck. I said that we’ve begun the journey, but the acquisition and integration of JLG are really just milestones in a journey that began over a decade ago, when we first set out to transform this Company. We have a very talented and hard-working group of employees at Oshkosh Truck and we have been able to successfully integrate specialty vehicle companies into our family with considerable success. Yes, we do face a number of challenges, particularly in terms of potentially down end markets because of the engine emissions standards changes, and the integration of JLG will be challenging, but we expect to be successful.

Our core growth strategies of leading in new product development, seeking operational excellence through lean initiatives and the pursuit of strategic acquisitions have served us well. We believe these strategies remain extremely relevant as we grow our Company through a variety of strong and industry-leading operating practices.

I’m comfortable with our ability to drive earnings to new highs and believe we have the right team in place to achieve these records.

With that, I will turn it back over to our operator for questions.